EXHIBIT 4.6

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

UNITED STATES TAX MATTERS AGREEMENT

BY AND BETWEEN

RECKITT BENCKISER GROUP PLC

AND

INDIVIOR PLC

DATED AS OF 23 DECEMBER 2014

i

ii

UNITED STATES TAX MATTERS AGREEMENT dated as of 23 December 2014 this “Agreement”) by and between Reckitt Benckiser Group plc a corporation organized under the laws of England and Wales (“Parent”) and Indivior PLC, a corporation organized under the laws of England and Wales (“RB Pharma” and, together with Parent, each, a “Party” and collectively, the “Parties”).

WHEREAS, as of the date of this Agreement, the affiliated group of Parent includes RBP Global Holdings Limited (“RBP Global”), a corporation organized under the laws of England and Wales whose sole shareholder is Parent, and its Subsidiaries;

WHEREAS, Parent has effected the internal reorganization of its pharmaceutical business (which is referred to as the “Internal Reorganization,” and the steps and related transactions of which are described in Exhibit A-1 (as amended from time to time));

WHEREAS, the Parties believe that the Internal Reorganization qualifies as a “reorganization” under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), with respect to which no gain or loss is recognized under Sections 361 and 355 of the Code;

WHEREAS, the Parties have entered into the Demerger Agreement, pursuant to which Parent will declare an in-specie dividend to the shareholders of Parent to be satisfied by Parent transferring its entire shareholding in RBP Global to RB Pharma in consideration for RB Pharma issuing common stock to the shareholders of Parent in the same proportion as they hold shares in Parent (which is referred to as the “Demerger” and the steps and related transactions of which are described in Exhibit A-2 (as amended from time to time));

WHEREAS, the Demerger will create two distinct groups of entities with different strategic, operational and economic characteristics, and with separate management teams, which the Parties believe will make the RB Pharma Business better placed to create value and pursue avenues for growth whilst allowing Parent to focus on its core businesses in the health, hygiene and home sectors;

WHEREAS, the Parties intend the Demerger to qualify as a “reorganization” under Section 368(a) of the Code, with respect to which no gain or loss is recognized under Sections 361 and 355 of the Code;

WHEREAS, the Parties will enter into an agreement to allocate the responsibilities, liabilities and benefits of transactions relating to all Taxes that are imposed (or may be imposed) by Governmental Authorities outside of the United States on, prior to and after the date on which the Demerger occurs (the “Demerger Date”) and to provide for and address certain other non-U.S. Tax matters (the “Demerger Tax Deed”) as of the date hereof; and

WHEREAS, the Parties desire to allocate the responsibilities, liabilities and benefits of transactions relating to all Taxes that are imposed (or may be imposed) by Governmental Authorities within the United States on, prior to and after the Demerger Date and to provide for and address certain other U.S. Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Exhibit references are to this Agreement unless otherwise stated.

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Active Trade or Business” means the active conduct of the trade or business by the members of RB Pharma Group (determined in accordance with Section 355(b) of the Code) that is relied upon to satisfy the active trade or business requirement of Section 355(b) of the Code with respect to the Internal Reorganization or the Demerger.

“Adjustment Request” means any formal or informal claim or request filed with any Governmental Authority, for any Refund, underpayment or overpayment of Tax or any change in available Tax Attributes.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the recitals.

“Balance Sheet” has the meaning set forth in Section 3.0l(a).

“Code” has the meaning set forth in the recitals.

“Demerger” has the meaning set forth in the recitals.

“Demerger Agreement” means the demerger agreement entered into between Parent and RB Pharma dated November 17, 2014.

“Demerger Date” has the meaning set forth in the recitals.

“Demerging Group” means RBP Global and each Person that will be a direct or indirect Subsidiary of RBP Global immediately prior to the Demerger.

“Demerger Tax Deed” has the meaning set forth in the recitals.

“Demerger Transactions” means the Demerger and any other transfer of cash and other assets (whether by contribution, sale or otherwise) between any member of Parent Group and any member of RB Pharma Group in connection with the Demerger.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS or any other Taxing Authority, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Taxing Authority imposing the Tax; (iv) a final settlement resulting from a competent authority determination; or (v) any other final disposition, including by mutual agreement of the parties or by reason of the expiration of the applicable statute of limitations or period for the filing of claims for Refunds, amended Tax Returns or appeals from adverse determinations.

“first party” has the meaning set forth in Section 3.06.

“Governmental Authority” means any federal, state, local and foreign court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority.

“Group” means Parent Group and/or RB Pharma Group, as the context requires.

“Income Taxes” means all income or franchise Taxes or other Taxes based on income or net worth.

“Indemnifying Party” has the meaning set forth in Section 6.01.

“Indemnitee” has the meaning set forth in Section 6.01.

“Internal Reorganization” has the meaning set forth in the recitals.

“Internal Reorganization Transaction” means the Internal Reorganization and any other transfer of cash and other assets (whether by contribution, sale or otherwise) between any member of Parent Group and any member of RB Pharma Group or between any member of RB Pharma Group, in each case, in connection with the Internal Reorganization.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Return that includes both a member of Parent Group and a member of RB Pharma Group.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Other Taxes” means all Taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, property, and unemployment Taxes.

“Parent” has the meaning set forth in the recitals.

“Parent Business” means all businesses and operations of Parent Group, other than the RB Pharma Business.

“Parent Group” means (i) Parent and each Person that will be a direct or indirect Subsidiary of Parent immediately after the Demerger and (ii) each Person that is or becomes a member of Parent Group after the Demerger.

“Parent Separate Return” means a Tax Return of any member of Parent Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of RB Pharma Group.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Post-Demerger Tax Period” means any taxable period (or portion thereof) beginning after the Demerger Date.

“Pre-Demerger Tax Period” means any taxable period (or portion thereof) ending on or before the Demerger Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 5.02(b)(i).

“RB Pharma” has the meaning set forth in the recitals.

“RB Pharma Asset” means any property, business, right in Business Information (as defined in the Demerger Agreement) or other asset (tangible or intangible and including rights pursuant to any contracts, arrangements and undertakings including any domain names and any Intellectual Property Rights (as defined in the Demerger Agreement), but excluding, for the avoidance of doubt, any RB Domain Names (as defined in the Demerger Agreement) or RB Trade Marks (as defined in the Demerger Agreement)), which were either used prior to the Demerger exclusively by any member of the RB Pharma Group in the RB Pharma Business or properly should be regarded as part of the RB Pharma Business.

“RB Pharma Business” means the pharmaceuticals business which, prior to the effective time of the Demerger, was carried on by Parent and its Subsidiaries including members of the Demerging Group, and which, after the effective time of the Demerger, will be carried on by one or more members of RB Pharma Group.

“RB Pharma Group” means (i) RB Pharma, (ii) the Demerging Group and (iii) each Person that is or becomes a member of RB Pharma Group after the Demerger.

“RB Pharma Separate Return” means a Tax Return of any member of RB Pharma Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of Parent Group.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, deduction, offset or otherwise, and all interest received with respect thereto.

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or the Treasury Regulations promulgated thereunder, other than a loss transaction as defined in Treasury Regulations Section 1.6011-4(b)(5).

“Restricted Period” means the period beginning on the date of this Agreement and ending on, and including, the last day of the two-year period following the Demerger Date.

“Ruling” means all private letter rulings granted by theirs or any other Taxing Authority relating to the Transactions (whether granted prior to, on or after the date hereof), requests for such rulings, including all supplemental ruling requests and information submissions, and any exhibit to any of the foregoing.

“Satisfactory Guidance” means, at the election of RB Pharma, either a ruling from theirs or an Unqualified Tax Opinion in either case reasonably satisfactory to Parent in both form and substance, including with respect to any underlying assumptions or representations. Satisfactory Guidance shall not include an Unqualified Tax Opinion with respect to which Parent’s counsel, of recognized national standing, provides an opinion to Parent that the conclusions in such Unqualified Tax Opinion are not free from doubt. For the avoidance of doubt, this definition, and its use in this Agreement are intended to allow Parent to prevent RB Pharma from taking the action that is the subject of a ruling from the IRS or an Unqualified Tax Opinion, if Parent determines in good faith that there is any Tax risk to it from such action based upon either (1) any uncertainty concerning any underlying assumptions or representations in such ruling or opinion or (2) any legal uncertainty referred to in advice it receives from its counsel.

“second party” has the meaning set forth in Section 3.06.

“Section 355 Entities” means the entities listed on Exhibit B.

“Separate Return” means (i) in the case of RB Pharma Group, a RB Pharma Separate Return and (ii) in the case of Parent Group, a Parent Separate Return.

“Straddle Period” means any taxable period beginning on or before the Demerger Date and ending after the Demerger Date.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax Advisor” means a Tax counsel or other Tax advisor that is, with respect to any opinion issued after the date hereof, is of recognized national standing reasonably acceptable to both Parties.

“Tax Attributes” means earnings and profits, Tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, Tax credits or credits against Tax, disqualified interest and excess limitation carryovers or carrybacks, overall domestic losses, overall foreign losses, research and experimentation credit base periods, all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b )(3) of the Code) or other consolidated, combined or unitary basis, and any other item of loss, deduction, or credit that could reduce a Tax liability.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement.

“Taxes” means all forms of taxation or duties of the United States (including for this purpose the District of Columbia and any State or local jurisdiction 6 thereof or therein) only imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts. For the avoidance of doubt, the term “Taxes” does not include amounts to be paid to any Governmental Authority pursuant to escheat law or to any Governmental Authority in any jurisdiction outside of the United States.

“Tax-Free Status” means (i) the qualification of the Internal Reorganization (A) as a “reorganization” described in Sections 355(a) and 368(a)(l)(D) of the Code, in which neither Parent Group nor RB Pharma Group recognized any income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, except to the extent described in Exhibit A-1, and (B) for tax-free treatment under comparable provisions of U.S. state and local law or (ii) the qualification of Demerger (A) as a “reorganization” described in Sections 355(a) and 368(a)(l)(D) of the Code, in which stock of the RB Pharma stock issued to the shareholders of Parent is “qualified property” for purposes of Sections 355(c) and 36l(c) of the Code and in which none of Parent, RB Pharma, RBP Global Holdings Limited and the shareholders of Parent recognize income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code and (B) for tax-free treatment under comparable provisions of U.S. state and local law. For the avoidance of doubt, neither recognition of income or gain by Parent Group or RB Pharma Group that relates to items described in Sections 3.03(c)(i) nor recognition of gain by shareholders of Parent upon the Demerger under Section 367(a) of the Code shall cause the Internal Reorganization or the Demerger to fail to achieve Tax-Free Status.

“Taxing Authority” means any Governmental Authority imposing Taxes.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) the opinions of Tax Advisors relating to the Transactions including those issued either at the time of the Internal Reorganization or the Demerger, as applicable, or to allow a Party to take actions otherwise prohibited under this Agreement.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Transactions” means the Internal Reorganization Transactions and the Demerger Transactions.

“Transaction Taxes” means all (i) Taxes of any member of Parent Group or RB Pharma Group resulting from, or arising in connection with, the failure of the Internal Reorganization to have Tax-Free Status, (ii) Taxes of any member of Parent Group or RB Pharma Group resulting from, or arising in connection with, the failure of 7 the Demerger to have Tax-Free Status, (iii) Taxes of the type described in clause (i) or (ii) of any third party for which any member of Parent Group or RB Pharma Group is or becomes liable, and (iv) reasonable out of pocket legal, accounting and other advisory and court fees in connection with liability for Taxes described in clauses (i), (ii) or (iii).

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Parent. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances.

Section 1.02                             General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (ii) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) any reference to any statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires and (v) references to a Person also refer to its predecessors and permitted successors and assigns.

ARTICLE II

SCOPE

This Agreement shall control the allocation of the responsibilities, liabilities and benefits relating to Taxes of the Parties and certain other Tax matters to the extent that such Taxes are or may be imposed by Governmental Authorities within the United States. The

Demerger Tax Deed shall control all other Tax matters of the Parties or their Affiliates not addressed herein.

ARTICLE III

PAYMENT OF TAXES

Section 3.01                             Income Taxes. Except as provided in sections 3.02:

(a)                                 Parent shall be responsible for (i) all Income Taxes of Parent Group (or any member or Affiliate thereof) for all taxable periods and (ii) all Income Taxes imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state or local laws or regulations on any member or Affiliate of RB Pharma Group solely as a result of such member or Affiliate being a member of a consolidated, combined, or unitary group with Parent or any Affiliate of Parent during any Tax period, to the extent in excess of amounts provided for in respect of such Income Taxes on the condensed combined balance sheet of RB Pharma Group, including the notes thereto, as of the end of December 22nd, 2014 (the “Balance Sheet”).

(b)                                 RB Pharma shall be responsible for all Income Taxes of RB Pharma Group (or any member or Affiliate thereof) for all taxable periods that are not the responsibility of Parent pursuant to Section 3.0l(a).

(c)                                  For purposes of this section, if for any taxable period any member or members of RB Pharma Group is included in a consolidated, combined or unitary group with any member of Parent Group under Treasury Regulation §1.1502-1 et seq. or similar provision of state or local laws or regulations, the amount of tax liabilities of RB Pharma Group will be determined as if such member were a stand-alone taxpayer or such members were members of a separate consolidated, combined or unitary group, of which no member of Parent Group was a member, with appropriate adjustments to reflect items, if any, determined on a consolidated, combined or unitary group basis.

(d)                                 Notwithstanding the foregoing, RB Pharma shall be liable, and shall indemnify Parent, for any Income Taxes incurred by any member of Parent Group for any Pre-Demerger Tax Period that are relating to RB Pharma Business, and Parent shall be liable, and shall indemnify RB Pharma, for any Income Taxes incurred by any member of the Demerging Group for any Pre-De merger Tax Period that are relating to business other than RB Pharma Business.

Section 3.02                             Transaction Taxes.

(a)                                 RB Pharma shall be liable, and shall indemnify Parent Group, for any Transaction Taxes incurred by Parent Group members that are attributable to (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in Section 5.01 that relates to RB Pharma Group or (ii) any act or omission by RB Pharma Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement regardless of whether such act or omission may be covered by a Ruling from the IRS, an Unqualified Tax Opinion or a waiver.

(b)                                 Parent shall be liable, and shall indemnify RB Pharma Group, for any Transaction Taxes incurred by RB Pharma Group members that are attributable to: (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) made (x) in Section 5.01 that relates to Parent Group or (y) before the date hereof and that formed the basis for any Tax Opinions/Rulings or (ii) any act or omission by Parent Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement.

(c)                                  Liability for any Transaction Taxes described in both paragraphs (a) and (b) shall be shared by Parent and RB Pharma according to relative fault.

(d)                                 Parent shall be liable, and shall indemnify RB Pharma Group against all liabilities for Taxes imposed on any member of RB Pharma Group as a 9 result of (i) the failure of any of the Internal Restructuring Transactions to achieve Tax Free Status and (ii) the failure of the Demerger to achieve Tax-Free Status, in each case, if such Taxes were not attributable to any inaccurate statement or representation of fact or intent or any act or omission described in Section 3.02(a).

(e)                                  RB Pharma shall be liable, and shall indemnify Parent Group against all liabilities, for Transaction Taxes imposed on any member of the Parent Group as a result of any act or omission by any shareholder of RB Pharma during the Restricted Period.

Section 3.03                             Other Taxes.

(a)                                 Parent shall be responsible for all Other Taxes (1) attributable to Parent Group (or any member or Affiliate thereof) and to its business activities or (2) resulting from the Transactions, in each case, for all taxable periods.

(b)                                 RB Pharma shall be responsible for all Other Taxes attributable to RB Pharma Group (or any member or Affiliate thereof), to the RB Pharma Business or to any RB Pharma Asset, without duplication, for all taxable periods, including (1) all Other Taxes to the extent relating to, arising out of or resulting from any terminated, divested or discontinued business or operations of the RB Pharma Business; and (2) all Other Taxes to the extent relating to, arising out of or resulting from actions, inactions, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Demerger Date, in each case to the extent such Other Taxes relate to, arise out of or result from (w) any RB Pharma Asset, (x) the RB Pharma Business, (y) any service or function used by RB Pharma Group at shared locations or (z) any service or function performed by any member of Parent Group for (but not exclusively for) the RB Pharma Business; provided that such Other Taxes are not resulting from the Transactions.

(c)                                  In each case the responsibilities of Section 3.03(a) and 3.03(b) shall be consistent with the principles described below:

(i)                                     Transfer Taxes. Parent Group shall be liable, and shall indemnify RB Pharma Group, for any stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes imposed in connection with the Transactions.

(ii)                                  Property Taxes. Each legal entity shall be responsible for all liabilities for real and property Taxes imposed with respect to any of its assets for all taxable periods, provided, that if property is transferred between legal entities, the transferee shall assume any and all liabilities for real and personal property Taxes associated with such transferred property and will have sole responsibility for satisfying such liabilities.

(iii)                               Payroll Taxes. Each employer shall be responsible for all employment-related Taxes in respect of its employees for all taxable periods, provided that if an employee moves from one employer to another, the “new” employer 10 shall assume any and all employment-related Taxes attributable to such transferred employee and will have sole responsibility for satisfying such liabilities.

Section 3.04                             Refunds. Except as provided in Section 3.05:

(a)                                 Parent shall be entitled to all Refunds with respect to any Tax for which Parent is responsible under Sections 3.01, 3.02 or 3.03. RB Pharma shall be entitled to all Refunds with respect to any Tax for which RB Pharma is responsible under Sections 3.01, 3.02 or 3.03.

(b)                                 RB Pharma and Parent shall each forward to the other Party, or reimburse such other Party for, any Refunds received by the first Party and due to such other Party pursuant to this Section (net of all contingent fees and Taxes payable by the first Party and related to such Refund). Where a Refund is received in the form of a deduction from, or credit or other offset against other or future Tax liabilities, reimbursement with respect to such Refund shall be due in each case on the due date for payment of the Tax from or against which such Refund has been deducted, credited or otherwise offset.

(c)                                  If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any Refund to which the first Party is entitled under this Section; provided that the other Party need not pursue any Refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d)                                 If the other Party pays any amount to the first Party under this Section 3.04 and, as a result of a subsequent Final Determination, the first Party is not entitled to some or all of such amount, the other Party shall notify the first Party of the amount to be repaid to the other Party, and the first Party shall then repay such amount to the other Party, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

Section 3.05                             Carrybacks.

(a)                                 If a Tax Return of RB Pharma Group (or any member thereof) for any Post-Demerger Period reflects any Tax Attribute, then RB Pharma Group (or its applicable member) shall waive the right to carry back any such Tax Attribute to a Pre-Demerger Tax Period, with respect to which a Joint Return was filed, to the extent permissible under applicable

Law. In the event that any member of RB Pharma Group carries back a Tax Attribute to a Pre-Demerger Tax Period, then (i) subject to Section 3.05(b ), no payment with respect to such carryback shall be due to RB Pharma Group from Parent Group and (ii) if any member of RB Pharma Group receives any Refund of any Taxes in connection with such carryback, RB Pharma shall promptly pay to Parent 11 the full amount of such Refund (including interest, but net of any Taxes imposed with respect to such refund).

(b)                                 Notwithstanding Section 3.05(a), if Parent determines, in its sole discretion, that it has received, either from RB Pharma under Section 3.05(a) or directly from a Taxing Authority, a Refund of Taxes that RB Pharma (or any member thereof) has actually paid to Parent Group or to any Taxing Authority pursuant to this Agreement in connection with a carry back by any member of RB Pharma Group of a Tax Attribute to a Pre-Demerger Tax Period, Parent shall pay (or repay) to RB Pharma the amount of such Refund (net of any Taxes imposed with respect to such Refund); provided, however, that RB Pharma agrees, upon Parent’s request, to repay such amount (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event Parent is required to repay such Refund.

Section 3.06                             Transfer Pricing. If (a) any transfer pricing adjustment is made under the provisions of any Tax Law in relation to an arrangement made on or before the Demerger Date between any member of RB Pharma Group and any member of the Parent Group and (b) the effect of that adjustment is to increase the Tax liability of one party (the “first party”) in relation to that arrangement and to decrease the Tax liability of the other party (the “second party”) or if the second party could, as a result of the adjustment having been made, make an election or claim which would have the effect of decreasing its Tax liability without cost to the second party, then the second party shall make such payment to the first party as it determines, acting reasonably, so that the second party will be in no better or worse position, after-Tax, than it would be if its Tax liability had not been decreased as a result of the relevant adjustment.

ARTICLE IV

PREPARATION AND FILING OF TAX RETURNS

Section 4.01                             Parent Responsibility. Parent shall make all determinations with respect to, have ultimate control over the preparation of and file all Joint Returns and Parent Separate Returns, in each case as it determines to be mandatory or advisable for all taxable periods.

Section 4.02                             RB Pharma Responsibility.

(a)                                 RB Pharma shall make all determinations with respect to, have ultimate control over the preparation of, and file, all Tax Returns (other than those described in Section 4.01) for RB Pharma Group, as it determines to be mandatory or advisable, for all taxable periods. RB Pharma shall provide to Parent all information related to members of RB Pharma Group that is reasonably requested by Parent and required to complete any Tax Return that is the responsibility of Parent pursuant to Section 4.01 in the format reasonably requested by Parent, at least 120 days prior to the due date (including extensions) with respect to all U.S. federal and state Income Tax Returns and at such times as are reasonably requested by Parent with respect to other Tax 12 Returns. The dates for submissions to Parent required in this section may be modified by mutual agreement of Parent and RB Pharma.

(b)                                 In the case of any Tax Return that is the responsibility of Parent pursuant to Section 4.0 I and that relates to an Income Tax that is provided for on the Balance Sheet, RB Pharma shall pay to Parent the amount of the provision for such Income Tax no later than 10 days prior to the due date (including extensions) for the filing of such Tax Return.

ARTICLE V

TAX-FREE STATUS OF DISTRIBUTION

Section 5.01                             Representations. Each of RB Pharma and Parent represents that (i) it knows of no fact that may cause the Internal Reorganization or the Demerger or both to fail to have Tax-Free Status and (ii) it has no plan or intention to take any action inconsistent with the Tax Opinions/Rulings or the covenants set forth in this Agreement.

Section 5.02                             Covenants.

(a)

(i)                                     Each of RB Pharma and Parent will not take or fail to take, or permit its Affiliates to take or fail to take, any action (which includes the undertaking of any transaction) where that action or omission would (A) violate, be inconsistent with or cause to be untrue, any covenant, representation or statement in any Tax Opinions/Rulings or a letter or certificate that forms the basis therefor, or (B) prevent, or be reasonably likely to prevent, or be inconsistent with, the Tax-Free Status.

(ii)                                  RB Pharma will not take, or fail to take, or permit its Affiliates to take or fail to take, any action any action where that action or omission would cause, or be reasonably likely to cause, the two-tiered voting structure of the RBP US Holdings Inc. Class A and Class B stock to be treated as anything other than a permanent part of the capital structure of RBP US Holdings Inc.

(b)                                 During the Restricted Period, except as provided in paragraph (c), RB Pharma shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:

(i)                                     subject to the last paragraph of this Section 5.02(b), permit any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions, whether any such transaction is to occur during or after the Restricted Period) as determined for purposes of Section 355(e) of the Code, in connection with which (A) any member of RB Pharma Group would merge or consolidate with any Person other than any other member of RB 13 Pharma Group, (B) any member of RB Pharma Group would form one or more joint ventures with any Person (other than RB Pharma or any other member of RB Pharma Group that is a direct or indirect wholly-owned subsidiary of RB Pharma) in which, in the aggregate, more than 10% of the gross assets of RB Pharma Group are transferred to such joint ventures or (C) one or more Persons would acquire, or have the right to acquire, directly or indirectly, from any other Person or Persons, an interest in the equity of any Section 355 Entity that, when combined with any other acquisitions of the equity of such Section 355 Entity (but excluding any other acquisition described in the final sentence of the last paragraph of this Section 5 .02(b)) comprises 10% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in such Section 355 Entity for U.S. federal Income Tax purposes immediately after such transaction, or, in the case of a series of related transactions, immediately after any transaction in such series (each of (A), (B), and (C), a “Proposed Acquisition Transaction);

(ii)                                  liquidate or partially liquidate any member of RB Pharma Group, whether by merger, consolidation or otherwise;

(iii)                               cause or permit any member of RB Pharma Group to cease to engage in its Active Trade or Business;

(iv)                              sell or transfer assets, other than inventory sold or transferred in the ordinary course of business, constituting (A) 50% or more of the gross assets that are held by any member of RB Pharma Group and are used in the Active Trade or Business, (B) 50% or more of the consolidated gross assets of RB Pharma Group that are used in an Active Trade or Business (such percentages to be measured based on fair market value as of the Demerger Date) or (C) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the Active Trade or Business immediately after the Demerger Date; or

(v)                                 redeem or otherwise repurchase (directly or indirectly) any capital stock of RB Pharma, except to the extent such redemptions or repurchases satisfy Section 4.05(l)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

For purposes of Section 5.2(b)(i), any recapitalization, repurchase or redemption of equity in any Section 355 Entity shall be treated as an indirect acquisition of such stock by any non-exchanging shareholder to the extent such shareholder’s percentage interest in the issuer increases by vote or value. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (w) the adoption by RB Pharma of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (x) issuances of capital stock by RB Pharma pursuant to an employee stock purchase agreement or equity compensation plan that Parent has notified RB Pharma in writing as acceptable to Parent in its sole discretion (for the avoidance of doubt, (1) any modification or amendment to such agreement or plan is also subject to the prior written consent of Parent and (2) Parent’s approval is required for the underlying purchase agreement or plan but not for each issuance of stock pursuant thereto), (y) transfers on an 14 established market of capital stock of RB Pharma described in Safe Harbor VII of Treasury Regulation Section 1.355-?(d) or (z) issuances of capital stock by RB Pharma described in Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

(c)                                  Notwithstanding paragraph (b):

(i)                                     Subject to and without limiting its obligations under Section 3.02(a), RB Pharma shall be permitted to take, or permit any Affiliate to take, any action described in clauses (i) through (v) of paragraph (b) upon the prior written consent of Parent, which consent may not be withheld if Parent determines in good faith that RB Pharma has provided it with Satisfactory Guidance concluding that the proposed actions will not result in Transaction Taxes;

(ii)                                  for purposes of clause (i), if RB Pharma provides Parent an Unqualified Tax Opinion that is intended to be Satisfactory Guidance concerning a Proposed Acquisition Transaction, then such Opinion may be based on the assumption that Parent did not have any agreement, understanding, arrangement or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7(h), with the counterparty to the Proposed Acquisition Transaction within the two year period preceding the Demerger Date and such assumption shall not prevent such Unqualified Tax Opinion from being considered Satisfactory Guidance by the Parties, provided that (x) such assumption must be based on a certificate of such counterparty that such assumption is true to the best of its knowledge and belief, and (y) Parent may deem such Opinion not to be Satisfactory Guidance if, in its reasonable judgment, there is a risk that such assumption is not correct; and

(d)                                 Notwithstanding anything herein to the contrary, for purposes of paragraph (c), no Ruling shall be obtained from the IRS if Parent determines that there is a reasonable possibility that such an action could have a significant adverse impact on any member of Parent Group.

Section 5.03                             Procedures Regarding Opinions and Rulings.

(a)                                 Subject to Section 5.02(d), if RB Pharma may take certain actions conditioned upon the receipt of Satisfactory Guidance, Parent, at the request of RB Pharma, shall use commercially reasonable efforts to expeditiously obtain, or assist RB Pharma in obtaining, such Satisfactory Guidance. Parent shall not be required to take any action pursuant to this Section 5.03(a) if RB Pharma fails to certify, upon request, that all information and representations relating to any member of RB Pharma Group in the relevant documents are true, correct and complete. RB Pharma shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent Group in obtaining Satisfactory Guidance.

(b)                                 Parent shall have the right to obtain a Ruling from the IRS or an Unqualified Tax Opinion at any time in its sole discretion. Parent shall reimburse RB Pharma for all reasonable out-of-pocket costs and expenses incurred by RB Pharma Group in obtaining such a Ruling or Unqualified Tax Opinion.

(c)                                  Parent shall have exclusive control over the process of obtaining any Ruling relating to the Transactions and neither RB Pharma nor any of its Affiliates shall independently seek any guidance concerning the Transactions from the IRS at any time. In connection with any Ruling relating to the Transactions that can reasonably be expected to affect liabilities of RB Pharma Group under this Agreement, Parent shall (i) keep RB Pharma informed of all material actions taken or proposed to be taken by Parent. (ii) reasonably in advance of the submission of any Ruling request provide RB Pharma with a draft thereof, consider RB Pharma’

s comments on such draft, and provide RB Pharma with a final copy, and (iii) provide RB Pharma with notice reasonably in advance of, and permit RB Pharma to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling.

ARTICLE VI

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 6.01                             Notice.

(a)                                 Within 15 days after a Party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other Party (the “Indemnifying Party”), the Indemnitee shall notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.

(b)                                 The Indemnifying Party shall not be responsible for any increase in amounts to which the Indemnitee is otherwise entitled to the extent that such increase results solely from the failure of the Indemnitee to provide timely notice as required pursuant to Section 6.0l(a).

Section 6.02                             Control of Tax Contests.

(a)                                 Except as otherwise provided in paragraphs (b) and (c):

(i)                                     Parent shall control, and have sole discretion in handling, settling or contesting, any Tax Contest relating to any Joint Returns, as well as any Separate Returns or other Tax Return if any such Tax Return is related to Taxes for which Parent is responsible pursuant to Article III, or the Tax treatment of the Transactions, provided that (x) Parent shall act in good faith in connection with its control of any such Tax Contests and (y) RB Pharma shall have the right to participate in and advise on (including the opportunity to review and comment upon Parent’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of Parent, not to be unreasonably withheld) such items for which RB Pharma could be liable under Article III as a result of such Tax Contest; and

(ii)                                  If RB Pharma disagrees with Parent’s decision to settle a Tax Contest that may reasonably be expected materially to affect amounts for which RB Pharma is liable under Article III, RB Pharma shall have the right to contest its liability to Parent under Article III notwithstanding the settlement. RB Pharma shall provide written notice to Parent of its intention to contest its liability as a result of any settlement (and its irrevocable election described below) prior to the time such settlement is entered into. Any such contest by RB Pharma shall be made under the procedures set forth in Article VII. Under those procedures, RB Pharma may irrevocably elect, in its sole discretion, to require the Tax Advisor or the arbitrator to determine either (x) the amount of a settlement with the relevant Taxing Authority that would most accurately reflect the litigation risk of the relevant issue, or (y) the most likely outcome of the issue if it were litigated without a settlement. In either such case, RB Pharma shall be liable to Parent, or Parent shall be liable to RB Pharma, based solely on the determination of the Tax

Advisor or the arbitrator as if a settlement or litigation implementing such determination had actually occurred, without regard to the actual settlement. For the avoidance of doubt, this clause (ii) shall not limit Parent’s ability to settle a Tax Contest.

(b)                                 RB Pharma shall control and have sole discretion in handling, settling or contesting, any Tax Contest for a Pre-Demerger Tax Period to the extent such Tax Contest relates solely to Taxes that are the responsibility of RB Pharma Group pursuant to Article Ill; provided that Parent shall have the right to participate in and advise on all aspects of such Tax Contests and may coordinate discussions with the relevant Taxing Authority with respect thereto.

(c)                                  Parent and RB Pharma shall jointly control Tax Contests relating to Tax liability arising from the failure of the Transactions to achieve Tax-Free Status, if there is a reasonable likelihood that RB Pharma Group would be liable to Parent Group under Article Ill as a result of such Tax Contest. Neither Party shall have the right to settle any such Tax Contest without the consent of the other Party; provided that Parent may settle any such Tax Contest without the consent of RB Pharma if Parent waives any claim for indemnification with respect thereto.

(d)                                 Except as otherwise provided in paragraph (a), (b) or (c), RB Pharma shall have sole control over any Tax Contest that relates to RB Pharma Separate Returns for all periods.

(e)                                  Any out-of-pocket costs incurred in handling, settling or contesting a Tax Contest shall be borne ratably by the Parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates; provided, however, that if RB Pharma contests a settlement made by Parent as provided in clause (ii) of paragraph (a), Parent shall bear the costs relating to RB Pharma’s contest of such settlement unless Parent substantially prevails in such contest.

Section 6.03                             Indemnification Payments.

(a)                                 An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement when the Indemnitee determines that it is entitled to 17 such payment and the amount of such payment (including the finalization of a Tax Return before filing). The Indemnitee shall provide to the Indemnifying Party notice of such claim within 10 days of the date on which it first so becomes entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed, provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually and materially prejudiced thereby. Except as provided in paragraph (b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(b)                                 If the Indemnitee will be obligated to make the payment described in paragraph (a) to a Taxing Authority or other third Party (including expenses reimbursable under this Agreement), the Indemnifying Party shall not be obligated to pay the Indemnitee more than 5 days before the Indemnitee incurs such expense or makes such payment. If the Indemnitee’ s claim for payment arises from a payment that the Indemnifying Party will receive from a third Party, such as a Refund, the Indemnifying Party shall not be obligated to pay the Indemnitee until 5 days after the Indemnifying Party receives such payment.

(c)           In the case of a claim under Article Ill where no payment will be made to or received from a Taxing Authority, paragraph (b) shall be applied to the payments that would be made to or from a Taxing Authority if RB Pharma Group was treated as a standalone group for all taxable periods.

Section 6.04          Interest on Late Payments. Payments due to be made under this Agreement shall, if not paid within 30 days of the due date and except to the extent that the liability giving rise to the payment compensates the recipient for the late payment by virtue of its extending to interest and penalties, carry interest at a rate of [***]% above the base lending rate from time to time of the Bank of England for the period from the date for the period from the date falling 30 days after the due date to the date of actual payment.

Section 6.05          Treatment of Payments.

(a)           The amount of all indemnification obligations under this Agreement shall be decreased to take into account the Tax benefits to the Indemnitee of the deductibility of any indemnified item (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) and shall be increased where necessary so that, after all the required deductions (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) have been made and Taxes imposed, the Indemnitee receives the amount it would have been entitled to receive under this Agreement in the absence of such deductions and Taxes.

(b)           Any payments made to one Party by another Party pursuant to this Agreement, the Demerger Tax Deed or the Demerger Agreement shall be treated by the Parties for all Tax purposes as a distribution by, or capital contribution to, RB Pharma, as the case may be, made immediately prior to the Demerger, except to the extent otherwise required by a Final Determination.

Section 6.06          Expenses. Except as otherwise provided herein, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters under this Agreement.

Section 6.07          Cooperation. Each member of Parent Group and RB Pharma Group shall cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax Returns and Adjustment Requests, Tax Contests and other matters covered by this Agreement.

(a)           Such cooperation shall include:

(i)            the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to Rulings or other determinations by Taxing Authorities;

(ii)           the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return or Adjustment Request by a member of Parent Group or RB Pharma Group, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 5.02(d)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;

(iii)          the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;

(iv)          the use of the Parties’ reasonable best efforts to make the applicable Party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and

(v)           making determinations with respect to actions described in Section 5.02(c) as promptly as practicable including making determinations within 10 days with respect to modifications and amendments of employee stock purchase agreements or equity compensation plans under subclause (x) in the last paragraph of Section 5.02(b).

(b)           If a Party fails to comply with any of its obligations set forth in this Section 6.07 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

Section 6.08          Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient-Party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest. In addition, if Parent or RB Pharma determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the Parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

Section 6.09          Retention of Tax Records. RB Pharma may request from Parent and retain copies of (i) with respect to any Joint Return, all pro forma Tax Returns, supporting schedules and workpapers related to any member of RB Pharma Group and (ii) any Separate Returns of any member of RB Pharma Group, including supporting schedules and workpapers. If either Parent or RB Pharma intends to dispose of documentation with respect to any Pre-Demerger Tax Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, or in the case of RB Pharma Group any member included in a Joint Return, such Party shall provide written notice to the other Party describing the documentation to be disposed of 30 days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 30-day period.

ARTICLE VII

RESOLUTION OF DISPUTES

Section 7.01          Tax Disputes. The Parties shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve in an amicable manner all disputes arising in connection with this Agreement. The Parties shall negotiate in good faith to resolve any Tax Dispute for not less than 45 days. Upon written notice of either Party after 45 days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the Parties of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by Parent, on the one hand, and RB Pharma, on the other hand. If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the Parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the Parties in good faith find acceptable, 20 then the dispute will be submitted for arbitration to the American Arbitrators Association, provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01          Disposition of RB Pharma Subsidiaries. In the event that RB Pharma disposes of the stock of a Subsidiary that is not a Party to this Agreement (i) without receiving compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to Parent an executed agreement, in a form reasonably acceptable to Parent, agreeing to be bound by this Agreement as if it had been an original Party hereto or (ii) in an exchange intended to result in the receipt of compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to Parent an executed agreement, in a form reasonably acceptable to Parent, agreeing to be bound by Sections 6.07, 6.08, 6.09 and Article VIII of this Agreement as if it had been an original Party hereto.

Section 8.02          Complete Agreement; Representations.

(a)           Except as explicitly stated herein, this Agreement, together with the exhibits and schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b)           Parent represents on behalf of itself and each other member of Parent Group, and RB Pharma represents on behalf of itself and each other member of RB Pharma Group as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(ii)           this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 8.03          Costs and Expenses. All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be borne as provided in the Demerger Agreement.

Section 8.04          Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 8.05          Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed (first-class postage-prepaid) to the Parties at the following addresses:

If to Parent or any member of Parent Group, to:

Reckitt Benckiser Group plc

103-105 Bath Road

Slough

Berkshire

SL13UH

UNITED KINGDOM

Attn: [***]

If to RB Pharma or any member of RB Pharma Group, to:

Indivior plc

10710 Midlothian Parkway, Suite 430

Richmond, VA 23235

UNITED STATES

Attn: [***]

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, and (ii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 8.06          Amendment, Modification or Waiver.

(a)           Prior to the Demerger, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by Parent in its sole discretion by execution of a written amendment delivered to RB Pharma. Subsequent to the Demerger, this Agreement may be amended, modified, supplemented or superseded only by a written instrument signed by duly authorized signatories of both Parties.

(b)           Following the Demerger, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 8.07          No Assignment: Binding Effect; No Third Party Beneficiaries.

(a)           Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that following the Demerger Date each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate; provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided, further, that any such assignment shall not relieve the assigning party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b)           The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

Section 8.08          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.09          Specific Performance. From and after the Demerger, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement that are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Demerger, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.10          New York Forum. Each of the Parties agrees that, except as otherwise provided in Section 7.01, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.05 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 8.11          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HA VB TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 8.12          Interpretation: Conflict With Other Agreements.  The Parties acknowledge and agree that (i) each Party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to each of the Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Notwithstanding the foregoing, the purposes of Article IV are to ensure the

Tax-Free Status and, accordingly, the Parties agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. If, and to the extent, the provisions of this Agreement conflict with the Demerger Agreement or the Demerger Tax Deed, the provisions of this Agreement shall control.

Section 8.13          Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 8.14          Survival. Except with respect to Sections 6.07, 6.08 and 6.09 which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) for all taxable periods that end before or include December 31 of the calendar year in which the Demerger occurs and the resolution of all disputes under this Agreement that arose during such periods.

Section 8.15          Parent and RB Pharma Obligations.  Notwithstanding any other provision of this Agreement:

(a)           Parent shall be under no obligation to make a payment under any provision of this Agreement to the extent that payment has been made by Parent so that the liability in respect of which such payment would otherwise be made has been made good without cost to RB Pharma; and

(b)           RB Pharma shall be under no obligation to make a payment under any provision of this Agreement to the extent that payment has been made by RB Pharma so that the liability in respect of which such payment would otherwise be made has been made good without cost to Parent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

RECKITT BENCKISER GROUP PLC

By:	/s/ Adrian Hennah
	Name:	Adrian Hennah
	Title:	Mr

INDIVIOR PLC

By:	/s/ Shaun Thaxter
	Name:	Shaun Thaxter
	Title:	CEO

Exhibit A-1

Internal Reorganization Steps

[***]

Exhibit A-2

Demerger Steps

Reckitt Benckiser plc

[***]